Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered into as of November 9, 2020 (the “Execution Date”), by and between Pfizer Inc., a Delaware corporation having an office at 235 East 42nd Street, New York, New York 10017 (“Pfizer”), and Homology Medicines, Inc., a Delaware corporation having an office at One Patriots Park, Bedford, Massachusetts 01730 (“Homology”). The capitalized terms used herein and not otherwise defined have the meanings given to them in Appendix 1.

RECITALS

WHEREAS, Homology has agreed to sell, and Pfizer has agreed to purchase, shares of Common Stock subject to and in accordance with the terms and provisions of this Agreement. In addition, Homology has agreed to grant to Pfizer a right of first refusal for certain Homology Products as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Homology and Pfizer agree as follows:

Section 1.	SALE AND PURCHASE OF STOCK.

1.1    Purchase of Stock. Subject to the terms and conditions of this Agreement, at the Closing, Homology will issue and sell to Pfizer, and Pfizer will purchase from Homology, 5,000,000 shares of Common Stock (the “Shares”) free and clean of all Liens (other than Liens imposed by applicable securities Laws or contained herein), at a price per share of $12.00 for an aggregate purchase price of $60,000,000.00 (the “Purchase Price”).

1.2    Payment. At the Closing, Pfizer will pay the Purchase Price by wire transfer of immediately available funds in accordance with wire instructions provided by Homology to Pfizer in writing at least three (3) Business Days prior to the Closing, and Homology will deliver the Shares in book-entry form to Pfizer upon receipt of the Purchase Price.

1.3    Closing.

(a)    Closing. The closing of the transaction contemplated by Section 1.1 (the “Closing”) will be held through the electronic exchange of documents and signatures, as promptly as practicable, and in no event later than the first Business Day after the conditions to closing set forth in Section 7 are satisfied or waived for the Closing (other than those conditions that by their nature are to be satisfied or waived at the Closing) or at such other time and/or date as may be jointly designated by Pfizer and Homology for the Closing.

(b)    Closing Deliverables.

(i)    At the Closing, Homology will deliver to Pfizer:

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(1)    a duly executed cross-receipt in form and substance reasonably satisfactory to each party (the “Cross-Receipt”);

(2)    a certificate in form and substance reasonably satisfactory to Pfizer and duly executed on behalf of Homology by an authorized officer of Homology, certifying that the conditions to Closing set forth in Section 7.2 have been fulfilled;

(3)    a certificate of the secretary of Homology dated as of the Closing Date certifying that attached thereto is a true and complete copy of all resolutions adopted by the Board authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date;

(4)    evidence of the filing of the Listing of Additional Shares notification to Nasdaq as it relates to the Shares;

(5)    a copy of Homology’s irrevocable instructions to its transfer agent for the Common Stock instructing such transfer agent to deliver the Shares to Pfizer;

(6)    an opinion of Latham & Watkins LLP, counsel for Homology, addressed to Pfizer, and dated as of the Closing Date, in substantially the form of the draft provided to Pfizer on the date hereof;

(7)    the Shares (subject to receipt of the Purchase Price); and

(8)    a duly executed amended and restated version of the Confidential Disclosure Agreement, dated March 9, 2020, by and between the parties (the “CDA”), substantially in the form attached as Exhibit A.

(ii)    At the Closing, Pfizer will deliver to Homology:

(1)    a duly-executed Cross-Receipt;

(2)    a certificate in form and substance reasonably satisfactory to Homology and duly executed on behalf of Pfizer by an authorized officer of Pfizer, certifying that the conditions to Closing set forth in Section 7.1 have been fulfilled; and

(3)    the Purchase Price for the Shares.

Section 2.	RIGHT OF FIRST REFUSAL PERIOD.

2.1    Right of First Refusal. As of the Closing Date, in partial consideration for the payment of the Purchase Price by Pfizer, Homology hereby grants to Pfizer an exclusive right of first refusal with respect to each Homology Product set forth in this Section 2.1 (the “ROFR”).

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Pfizer may exercise such ROFR one time for each Homology Product in the manner set forth in this Section 2.1 until the end of the thirty (30) month period following the Closing Date (the “ROFR Period”). If, at any time during the ROFR Period, Homology determines to enter into an agreement with any third party pursuant to which such third party obtains development or commercialization rights to one or both Homology Products other than a third party providing services to, or performing services on behalf of, Homology (whether through license, co-promotion/co-commercialization agreement, profit share, joint venture, asset sale or otherwise, but, for the avoidance of doubt, excluding a Change of Control of Homology) (each such potential transaction, a “Grant of Program Rights”), then, prior to entering into any such agreement with any third party, Homology will provide written notice to Pfizer identifying such Homology Product(s), which notice will include a form of agreement regarding the grant of such rights that has been negotiated with a third party (the “ROFR Notice”). Pfizer will have a period of [***] from the date of such ROFR Notice to notify Homology in writing that Pfizer would like to enter into an agreement with respect to the applicable Homology Product(s) on substantially the same economic terms set forth in such form of agreement provided with the ROFR Notice (any such notice, a “ROFR Exercise Notice”). If Pfizer provides a ROFR Exercise Notice to Homology during such [***] period, then the parties will negotiate exclusively in good faith, for a period of [***], which such period may be extended by mutual agreement of the parties (the “Negotiation Period”), to reach agreement on any other terms of such agreement. If the parties do not execute and deliver an agreement with respect to the applicable Homology Product(s) within the Negotiation Period, then, notwithstanding the terms of this Section 2.1, the ROFR will be deemed to have expired with respect to the applicable Homology Product(s). If, with respect to one or both Homology Products identified in a ROFR Notice, Pfizer does not provide a ROFR Exercise Notice to Homology during the [***] period following delivery of the applicable ROFR Notice, then Homology will thereafter be free to enter into a Grant of Program Rights with one or more third parties on the economic terms set forth in the form of agreement provided with the applicable ROFR Notice. If Homology does not enter into a Grant of Program Rights with one or more third parties with respect to the Homology Product(s) on the economic terms set forth in the form of agreement provided with the applicable ROFR Notice for which Pfizer did not deliver a ROFR Exercise Notice, then Pfizer’s ROFR described in this Section 2.1 will be deemed reinstated for the ROFR Period, including with respect to any changes to the economic terms in the form of agreement provided to Pfizer with a previous ROFR Notice, which changed economic terms, for the avoidance of doubt, shall be provided to Pfizer with a new ROFR Notice and be subject to the provisions of this Section 2.1 prior to Homology entering into any such agreement with any third party.

2.2    Reporting. Until the one (1) year anniversary of the expiration of the ROFR Period, prior to sharing any non-public data regarding HMI-102 resulting from the pheNIX Clinical Study and any other non-public pre-clinical and clinical data regarding either Homology Product with a third party for the purpose of evaluating a potential Grant of Program Rights (other than a third party providing services to, or performing services on behalf of, Homology), Homology will provide a written summary of such pre-clinical and clinical data to Pfizer, which summary shall be at least as comprehensive as any communication Homology shares with such third party.

2.3    Information Committee. Within thirty (30) days of the Execution Date, the parties

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

will establish an information sharing committee (the “Information Committee”) that will serve as a forum for sharing information regarding the development of the Homology Products during the ROFR Period. The Information Committee will be comprised of between two and four representatives of each party, or such other number as mutually agreed by the parties, which representatives of a party must be reasonably acceptable to the other party. The Information Committee will meet in person or via audio or video teleconference [***] during the ROFR Period, unless otherwise agreed by the parties. At each meeting of the Information Committee, Homology will provide a summary to Pfizer regarding any material new results or other material information related to each Homology Product arising during the previous month, together with any data regarding HMI-102 resulting from the pheNIX Clinical Study, any other pre-clinical and clinical data regarding either Homology Product and any other information regarding the Homology Products reasonably requested by Pfizer. To the extent practicable, at least two (2) business days prior to each meeting of the Information Committee, Homology will provide Pfizer with access to any written materials intended to be shared or discussed at such meeting, which materials shall be promptly supplemented with any additional written materials actually shared or discussed at each such meeting. The Information Committee will disband upon expiration of the ROFR Period.

2.4    Scientific Advisory Board Position during ROFR Period. Solely during the ROFR Period, Pfizer will have the right to designate one individual that is reasonably acceptable to Homology to participate on Homology’s scientific advisory board (the “Pfizer SAB Representative”), provided that the Pfizer SAB Representative will only have the right to participate in discussions, and have access to information, in each case, regarding the Homology Products and no other products and will execute a scientific advisory board agreement in a form mutually agreed by the parties.

2.5    Notice of a Change of Control Process. If, at any time during the ROFR Period, the board of directors of Homology determines to engage in discussions with a third party regarding, or initiate a process for a potential transaction that, if consummated, would reasonably be expected to result in, a Change of Control of Homology, and Homology engages in such discussions or initiates such a process, then Homology will promptly notify Pfizer of such discussion or process. Any notification delivered by Homology pursuant to this Section 2.5 during the Standstill Period will be deemed to be an “express invitation” by Homology as described in Section 5.1 and, upon receipt, Pfizer will not be restricted from any of the actions contemplated by Section 5.1 in response thereto.

2.6    Allocation of Purchase Price. Within [***] after the Closing Date, Homology and Pfizer shall attempt in good faith to agree to an allocation of the Purchase Price between the Shares and the ROFR for Tax purposes. If Homology and Pfizer are able to reach an agreement as to such allocation, then they agree to file all Tax Returns consistent with such allocation. If Homology and Pfizer are unable to reach an agreement with respect to such allocation, then neither party shall be bound by the other’s allocation.

2.7    Termination Upon Change of Control of Homology. In the event of a Change of Control of Homology, as defined solely by clauses (a) and (b) of the definition of Change of Control, the provisions of Section 2.1, Section 2.2, Section 2.3, and Section 2.4 will terminate and be of no further force or effect.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

2.8    Pfizer’s Termination for Convenience. Any time following the Closing, Pfizer will be entitled to terminate this Article 2, in whole or in part, for convenience upon written notice to Homology of such termination.

Section 3.	REPRESENTATIONS AND WARRANTIES OF HOMOLOGY.

Except as otherwise specifically contemplated by this Agreement, Homology hereby represents and warrants to Pfizer that:

3.1    Private Placement. Subject to the accuracy of the representations made by Pfizer in Section 4, the offer, issuance and sale of the Shares to Pfizer as contemplated hereby is exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Laws. Except as otherwise disclosed by Homology to Pfizer in writing, Homology has not engaged any brokers, finders or agents, nor incurred, nor will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

3.2    Organization and Qualification. Homology is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own and operate its properties and assets and to conduct its business as currently conducted. Each of Homology’s Subsidiaries (as defined below) is an entity duly incorporated or otherwise organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite power and authority to carry on its business as currently conducted and to own and use its properties. Homology and each of its Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

3.3    Subsidiaries. Homology has disclosed all of its subsidiaries required to be disclosed in an exhibit to its applicable SEC Documents (the “Subsidiaries”). Homology owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid and, if applicable in the relevant jurisdiction, non-assessable, and free of preemptive and similar rights to subscribe for or purchase securities.

3.4    Authorization; Enforcement. Homology has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Homology and the consummation by it of the transactions contemplated hereby (including the issuance of the Shares at the Closing in

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

accordance with the terms hereof) have been duly authorized by the Board and no further consent or authorization of Homology, the Board or its stockholders is required. This Agreement has been duly executed by Homology and constitutes a legal, valid and binding obligation of Homology enforceable against Homology in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

3.5    Issuance of Shares. The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, will not be subject to preemptive rights or other similar rights of stockholders of Homology, and will be free and clear of all Liens, except for restrictions on transfer imposed by applicable securities Laws or contained herein.

3.6    SEC Documents, Financial Statements.

(a)    The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and Homology has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Homology received any notification that the SEC is contemplating terminating such registration. Homology currently is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act. Homology agrees to notify Pfizer promptly upon Homology becoming an “ineligible issuer.” Homology has delivered or made available (by filing on the SEC’s electronic data gathering and retrieval system (EDGAR)) to Pfizer complete copies of its most recent Annual Report on Form 10-K and any Quarterly Report on Form 10-Q and current report on Form 8-K filed with the SEC after January 1, 2020 and prior to the Execution Date (the “SEC Documents”). As of its respective date, each SEC Document complied as to form in all material respects with the requirements of the Exchange Act and, as of its respective date, each SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Homology’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents and Homology has not been notified in writing that any of the SEC Documents is the subject of ongoing SEC review or outstanding investigation. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and Homology is current in payment of the fees of the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(b)    As of its respective date, the financial statements, together with the related notes and schedules, of Homology included in the SEC Documents complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC and all other applicable rules and regulations with respect thereto. Such

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

financial statements, together with the related notes and schedules, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of Homology and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as set forth in the SEC Documents or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the SEC Documents, Homology has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, be material to Homology and its Subsidiaries taken as a whole.

(c)    The Common Stock is listed on Nasdaq, and Homology has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq. As of the Execution Date, Homology has not received any notification that, and has no knowledge that, the SEC or Nasdaq is contemplating terminating such registration or listing.

3.7    Internal Controls; Disclosure Controls and Procedures. Homology is in compliance in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, including the rules and regulations of the SEC promulgated thereunder, applicable to it as of the date hereof. As of the Execution Date, Homology qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Homology maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Homology has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Homology and designed such disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by Homology in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

3.8    Capitalization and Voting Rights.

(a)    The authorized capital of Homology as of the date hereof consists of: (i) 200,000,000 shares of Common Stock of which, as of September 30, 2020, (x) 45,263,849 shares were issued and outstanding, which includes 4,102 shares of unvested restricted stock subject to repurchase, (y) 3,470,008 shares were available for future issuance pursuant to Homology’s stock-based compensation plans and (z) 5,812,832 shares were issuable upon the exercise of stock options outstanding as of such date, and (ii) 10,000,000 shares of Preferred Stock,

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

of which no shares are issued and outstanding as of the Execution Date. All of the issued and outstanding shares of Common Stock (A) have been duly authorized and validly issued, (B) are fully paid and non-assessable and (C) were issued in compliance with all applicable federal and state securities laws and not in violation of any preemptive rights.

(b)    All of the authorized shares of Common Stock are entitled to one (1) vote per share.

(c)    As of November 9, 2020, there were not (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which Homology is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of Homology other than options granted pursuant to its stock-based compensation plans, which plans are described in the SEC Documents; or (ii) any restrictions on the transfer of capital stock of Homology other than pursuant to federal or state securities Laws or as set forth in this Agreement.

(d)    Homology is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of Homology or the giving of written consents by a stockholder or director of Homology.

(e)    Neither Homology nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership, interest, joint venture interest or other equity ownership interest in any Person.

3.9    No Conflicts; Government Consents and Permits.

(a)    Neither Homology nor any of its Subsidiaries is in violation or default of (i) any term of its certificate of incorporation, bylaws, or other organizational or constitutive documents, (ii) any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which Homology or any of its Subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of Homology or any Subsidiary is subject, except for such defaults that would not reasonably be expected to, singly or in the aggregate, result in a Material Adverse Effect on Homology, or (iii) any Order. The execution, delivery and performance of this Agreement by Homology and the consummation by Homology of the transactions contemplated hereby (including the issuance of the Shares) will not (i) conflict with or result in a violation of any provision of Homology’s certificate of incorporation or bylaws, each as in effect on the date hereof, (ii) violate or conflict with, or result in a breach of any provision of or constitute a default under, any agreement, indenture or instrument to which Homology is a party, or (iii) result in a violation of any law, rule, regulation, Order or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations) applicable to Homology, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults and violations as would not reasonably be expected to have a Material Adverse Effect on Homology or result in a liability for Pfizer.

(b)    Homology is not required to obtain any Consent of, or make any filing or

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and sell the Shares in accordance with the terms hereof other than such as have been made or obtained, and except for (i) any post-signing filings required to be made under federal or state securities laws and (ii) any required filings or notifications regarding the issuance or listing of additional shares with Nasdaq.

3.10    Litigation. Other than as set forth in the SEC Documents filed prior to the Execution Date, there is no Action pending (of which Homology has received notice or otherwise has knowledge) or, to Homology’s knowledge, threatened, against Homology, any of its Subsidiaries or any of their respective properties or which Homology or any of its Subsidiaries intends to initiate, except where such Action would not (a) adversely affect or challenge the legality, validity or enforceability of this Agreement or the issuance and sale of the Shares or (ii) reasonably be expected to have a Material Adverse Effect on Homology.

3.11    Licenses and Other Rights; Compliance with Laws. Homology has all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on Homology. To Homology’s knowledge, Homology has not taken any action that would interfere with its ability to renew all such Permit(s) when required, except where the failure to renew such Permit(s) would not reasonably be expected to have a Material Adverse Effect on Homology. Homology is and has been in compliance with all laws applicable to its business, properties and assets, and to the products and services sold by it, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect on Homology. Homology has made all material filings and obtained all such material approvals as may be required by the United States Food and Drug Administration (the “FDA”) or any committee thereof or from any other U.S. or drug or medical device regulatory agency, or health care facility Institutional Review Board (collectively, the “Regulatory Agencies”) to conduct the clinical trials and manufacturing activities related to such clinical trials currently being conducted by Homology, and Homology has operated and currently is in compliance in all material respects with all applicable rules, regulations and policies of the Regulatory Agencies, except where the failure to make such filings, obtain such approval or comply with such rules, regulations and policies could not reasonably be expected to have a Material Adverse Effect on Homology. Homology has not received any written notification of any pending or threatened Action from any Governmental Authority, including any Regulatory Agency, that could reasonably be expected to have a Material Adverse Effect on Homology.

3.12    Absence of Certain Changes. Since the date of the latest audited financial statements included within the SEC Documents, (a) Homology and each of its Subsidiaries has conducted its business operations in the ordinary course of business consistent with past practice, (b) there has not occurred any event, change, development, circumstance or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Homology, (c) Homology has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock,

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

or (ii) sold, exchanged or otherwise disposed of any of its material assets or rights, and (d) Homology has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other laws of the United States or any other jurisdiction.

3.13    Not an Investment Company. Homology is not, and after giving effect to the transactions contemplated by this Agreement, will not be, an “investment company” or a company “controlled” by an “investment company,” as defined in the Investment Company Act of 1940, as amended.

3.14    No Integration. Homology has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.

3.15    Tax Matters. All income Tax Returns of Homology and each of its Subsidiaries required by law to be filed have been filed and all Taxes shown by such returns or otherwise due and payable, have been paid (except as would not, singly or in the aggregate, result in a Material Adverse Effect), except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. Homology and each of its Subsidiaries have filed all other Tax Returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not, singly or in the aggregate, result in a Material Adverse Effect, and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by Homology and each of its Subsidiaries, except for such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by Homology. The charges, accruals and reserves on the books of Homology and its Subsidiaries in respect of any Tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional Tax for any years not finally determined, except to the extent of any inadequacy that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no current, pending, or threatened (in writing) assessments, claims, audits or other proceeding by any Governmental Authority in respect of Taxes of Homology or any of its Subsidiaries, except for assessments, claims, audits or proceedings that would not, singly or in the aggregate, result in a Material Adverse Effect. Neither Homology nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed to another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code. Neither Homology nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and U.S. Treasury Regulation § 1.6011-4(b)(2).

3.16    Property. Homology does not own any real property. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Homology, (a) Homology and each of its Subsidiaries has the right to use or occupy the Leased Real Property under valid, binding and enforceable leases with which Homology and its Subsidiaries are in material compliance and (b) Homology and its Subsidiaries have good and valid title to, or a valid license to use or leasehold interest in, all of their respective material tangible assets, free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Homology and its Subsidiaries and (ii) Liens for the payment of federal, state or other Taxes, for which appropriate reserves have been made in accordance with GAAP, and the payment of which is neither delinquent nor subject to penalties.

3.17    Intellectual Property. Except as disclosed in the SEC Documents, Homology licenses, owns, possesses, or can acquire on reasonable terms, all Intellectual Property (as defined below) necessary for the conduct of Homology’s business as now conducted or as described in the SEC Documents to be conducted, except as such failure to license, own, possess, or acquire such rights would not result in a Material Adverse Effect on Homology. Furthermore, (a) to Homology’s knowledge, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property; (b) there is no pending or, to the knowledge of Homology, threatened, Action by others challenging Homology’s rights in or to any such Intellectual Property, and Homology is unaware of any facts which would form a reasonable basis for any such claim; (c) the Intellectual Property owned by Homology, and to Homology’s knowledge, the Intellectual Property licensed to Homology, has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to Homology’s knowledge, threatened Action by others (excluding with respect to ordinary course interactions with patent authorities during patent prosecution) challenging the validity or scope of any such Intellectual Property, and Homology is unaware of any facts which would form a reasonable basis for any such claim; (d) there is no pending or, to Homology’s knowledge, threatened Action by others that Homology infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, and Homology is unaware of any fact which would form a reasonable basis for any such claim; and (e) to Homology’s knowledge, no employee of Homology is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with Homology or actions undertaken by the employee while employed with Homology, except as such violation would not result in a Material Adverse Effect on Homology. Homology and its Sublicensees have taken reasonable security measures to protect the secrecy and confidentiality of their trade secrets, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Homology. “Intellectual Property” shall mean all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, domain names, technology, know-how and other intellectual property.

3.18    Patents and Patent Applications. All patents and patent applications owned by or licensed to Homology or under which Homology has rights have, to the knowledge of Homology, been duly and properly filed and maintained, except where the failure to do so would not, singly or in the aggregate, have a Material Adverse Effect on Homology; to the knowledge of Homology,

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

the parties prosecuting such applications have complied with their duty of candor and disclosure to U.S. Patent and Trademark Office (the “USPTO”) in connection with such applications; and Homology is not aware of any facts required to be disclosed to the USPTO that were not disclosed to the USPTO and which would preclude the grant of a patent in connection with any such application or would reasonably be expected to form the basis of a finding of invalidity with respect to any patents that have issued with respect to such applications.

3.19    Tests and Preclinical and Clinical Trials. The studies, tests and preclinical and clinical trials conducted by or, to Homology’s knowledge, on behalf of Homology were and, if still ongoing, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all authorizations and applicable regulatory laws, including, as applicable, without limitation, the Federal Food, Drug and Cosmetic Act of 1938 and the rules and regulations promulgated thereunder; the descriptions of the results of such studies, tests and trials contained in the SEC Documents are, to Homology’s knowledge, accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials; except to the extent disclosed in the SEC Documents, or would not, singly or in the aggregate, result in a Material Adverse Effect on Homology, Homology is not aware of any studies, tests or trials, the results of which Homology believes reasonably call into question the study, test, or trial results described or referred to in the SEC Documents when viewed in the context in which such results are described and the clinical state of development; and, except to the extent disclosed in the SEC Documents, Homology has not received any notices or correspondence from the FDA or any Governmental Authority requiring the termination or suspension of any studies, tests or preclinical or clinical trials conducted by or on behalf of Homology, other than ordinary course communications with respect to modifications in connection with the design and implementation of such trials.

3.20    Transactions With Affiliates and Employees. There are no business relationships or related-party transactions involving Homology, its Subsidiaries or any other Person required by the Securities Act to be described in the SEC Documents that have not been described as required.

3.21    Registration Rights. Except as described or referred to in the SEC Documents, no Person has any right to cause Homology to effect the registration under the Securities Act of any securities of Homology or any Subsidiary.

3.22    Regulation M Compliance. Homology has not, and to its knowledge no one acting on its behalf has taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Homology in a violation of Regulation M under the Exchange Act.

3.23    Environmental Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Homology: (i) no notice, notification, demand, request for information, citation, summons, complaint or Order has been received since January 1, 2019 by, and no Action is pending or, to Homology’s knowledge, threatened by any Person against, Homology or any of its Subsidiaries, and no penalty has been assessed against Homology or any of its Subsidiaries, in each case, with respect to any matters

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

relating to or arising out of any Environmental Law and (ii) Homology and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws, including any Consent required by Environmental Laws.

3.24    Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Homology, (a) all insurance policies (“Policies”) with respect to the business and assets of Homology and its Subsidiaries are in full force and effect, (b) neither Homology nor any of its Subsidiaries is in breach or default, and neither Homology nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies, and (c) Homology and its Subsidiaries have not received any written notice of cancellation or threatened cancellation of any of the Policies or of any claim pending regarding Homology or any of its Subsidiaries under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies. Homology and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as is customary for the industries in which it and its Subsidiaries operate and as the management of Homology has in good faith determined to be prudent and appropriate.

3.25    Material Contracts. Neither Homology nor any of its Subsidiaries has received written notice that it is in violation, default or breach under any of its Material Contracts, except for any such violation, default or breach as would not reasonably be expected to result in a Material Adverse Effect on Homology. All Material Contracts required to be filed with the SEC Documents have been timely filed.

3.26    Foreign Corrupt Practices. Neither Homology nor any Subsidiary, nor to the knowledge of Homology or any Subsidiary, any agent or other person acting on behalf of Homology or any Subsidiary, has (a) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by Homology or any Subsidiary (or made by any person acting on its behalf of which Homology is aware) which is in violation of law, or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and Homology has instituted and maintain policies and procedures to ensure compliance therewith. No part of the proceeds from the sale of the Shares will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

3.27    Economic Sanctions. Neither Homology and its Subsidiaries, nor, to Homology’s knowledge, any of their respective directors, officers, agents, employees or other authorized person acting on behalf of Homology: (a) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (collectively, “Sanctions” and such

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”) or (b) has, within the last five (5) years, done Homology’s business in a country or territory that was, or whose government was, at such time the subject of Sanctions that broadly prohibit dealings with that country or territory. Within the past five (5) years, to the knowledge of Homology, it has neither been the subject of any governmental investigation or inquiry regarding compliance with Sanctions nor has it been assessed any fine or penalty in regard to compliance with Sanctions.

3.28    Money Laundering. The operations of Homology and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action by or before any court or governmental agency, authority or body or any arbitrator involving Homology or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of Homology or any Subsidiary, threatened.

3.29    Accountants. Homology’s registered public accounting firm is Deloitte & Touche LLP. To Homology’s knowledge, Deloitte & Touche LLP are independent public accountants with respect to Homology within the meaning of the Securities Act and Exchange Act and the applicable published rules and regulations thereunder.

3.30    Labor Relations. No labor dispute exists or, to the knowledge of Homology, is imminent with respect to any of the employees of Homology, which could reasonably be expected to result in a Material Adverse Effect on Homology. None of Homology’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Homology or such Subsidiary, and neither Homology nor any of its Subsidiaries is a party to a collective bargaining agreement, and Homology and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of Homology, no executive officer of Homology or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Homology or any of its Subsidiaries to any liability with respect to any of the foregoing matters. Homology and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Homology.

3.31    Cybersecurity. To Homology’s knowledge, there has been no material security breach or other material compromise of or relating to any of Homology’s information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (a) Homology has not been notified of, and has no knowledge of any event or condition that would reasonably be

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

expected to result in, any material security breach or other material compromise to its IT Systems and Data; b) Homology is presently in compliance with all applicable laws or statutes and all Orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (b), individually or in the aggregate, have a Material Adverse Effect on Homology; and (c) Homology has implemented appropriate backup technology.

3.32    Privacy Laws. Homology and its Subsidiaries are, and at all prior times were, in material compliance with all applicable data privacy and security laws and regulations, including, without limitation, the Health Insurance Portability and Accountability Act (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.) (collectively, “Privacy Laws”). To ensure compliance with the Privacy Laws, Homology and its Subsidiaries have in place, comply with, and take appropriate steps reasonably designed to ensure compliance in all material respects with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling and analysis of Personal Data (the “Policies”). Homology provides accurate notice, when applicable, of its Policies to its customers, employees, third party vendors and representatives. The Policies provide accurate and sufficient notice of Homology’s then-current privacy practices relating to its subject matter and such Policies do not contain any material omissions of Homology’s then-current privacy practices. “Personal Data” means: (i) a natural persons’ name, street address, telephone number, email address, photograph, social security number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) Protected Health Information as defined by HIPAA; and (iv) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any data related to an identified person’s health or sexual orientation. None of such disclosures made or contained in any of the Policies have been inaccurate, misleading, deceptive or in violation of any Privacy Laws or Policies in any material respect. The execution, delivery and performance of this Agreement or any other agreement referred to in this Agreement will not result in a breach of any Privacy Laws or Policies. Neither Homology nor any of its subsidiaries, (A) has received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice, (B) is currently conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Privacy Law, or (C) is a party to any Order, decree, or agreement that imposed any obligation or liability under any Privacy Law.

3.33    Disclosure. All of the disclosure furnished by or on behalf of Homology to Pfizer regarding Homology and the Subsidiaries, their respective businesses and the transactions contemplated hereby, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Homology acknowledges and agrees that Pfizer makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Section 4.	REPRESENTATIONS AND WARRANTIES OF PFIZER.

Except as otherwise specifically contemplated by this Agreement, Pfizer hereby represents and warrants to Homology that:

4.1    Authorization; Enforcement. Pfizer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Pfizer has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement, this Agreement will constitute a valid and binding obligation of Pfizer enforceable against Pfizer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

4.2    No Conflicts; Government Consents and Permits.

(a)    The execution, delivery and performance of this Agreement by Pfizer and the consummation by Pfizer of the transactions contemplated hereby (including the purchase of the Shares) will not (i) conflict with or result in a violation of any provision of Pfizer’s Certificate of Incorporation or Bylaws, as in effect as of the date hereof, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture or instrument to which Pfizer is a party or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations) applicable to Pfizer, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults and violations as would not reasonably be expected to have a Material Adverse Effect on Pfizer or result in a liability for Homology.

(b)    Pfizer is not required to obtain any Consent, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to purchase the Shares in accordance with the terms hereof other than such as have been made or obtained.

4.3    Investment Purpose. Pfizer is purchasing the Shares for its own account and not with a present view toward the public distribution thereof and has no arrangement or understanding with any other persons regarding the distribution of the Shares, except as would not result in a violation of the Securities Act. Pfizer will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with the Securities Act and to the extent permitted by Section 6.1 and Section 6.2.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

4.4    Reliance on Exemptions. Pfizer understands that Homology intends for the Shares to be offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Homology is relying upon the truth and accuracy of, and Pfizer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Pfizer set forth herein in order to determine the availability of such exemptions and the eligibility of Pfizer to acquire the Shares.

4.5    Accredited Investor; Access to Information. Pfizer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares. Pfizer has been furnished with materials relating to the offer and sale of the Shares that have been requested by Pfizer, including, without limitation, Homology’s SEC Documents, and Pfizer has had the opportunity to review the SEC Documents. Pfizer has been afforded the opportunity to ask questions of Homology. However, neither such inquiries nor any other investigation conducted by or on behalf of Pfizer or its representatives or counsel will modify, amend or affect Pfizer’s right to rely on the truth, accuracy and completeness of the SEC Documents and Homology’s representations and warranties contained in this Agreement.

4.6    Brokers and Finders. No person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon Homology for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Pfizer.

4.7    Governmental Review. Pfizer understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

Section 5.	STANDSTILL AGREEMENT.

5.1    Prior to the earlier of (i) the one (1) year anniversary of the Closing Date and (ii) the occurrence of a Fundamental Change Event (the “Standstill Period”), Pfizer and its controlled Affiliates will not, directly or indirectly, except as expressly approved or invited by Homology or the Board or otherwise expressly permitted pursuant to this Section 5:

(a)    effect or seek, offer or propose (whether publicly or otherwise) to effect (other than as contemplated by Section 2), or cause or participate, directly or indirectly, in, (i) any acquisition of any securities (or beneficial ownership thereof) or material assets of Homology, (ii) any tender or exchange offer, merger or other business combination involving Homology, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Homology or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of Homology;

(b)    form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any securities of Homology;

(c)    otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of Homology (other than as contemplated by Section 2);

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(d)    take any action that would reasonably be expected to require Homology to make a public announcement regarding any of the types of matters set forth in clause (a) above; or

(e)    enter into any discussions or arrangements with any person with respect to any of the foregoing (other than as contemplated by Section 2).

5.2    Pfizer also agrees during the Standstill Period not to request Homology (or its representatives), directly or indirectly, to amend or waive any provision of this Section 5, other than by means of a confidential communication to the Board or Homology’s Chairman of the Board, Chief Executive Officer or Chief Financial Officer (which confidential communications may include, without limitation, transaction proposals involving Homology or any of its assets (including strategic business combinations or an acquisition of Homology by Pfizer); provided that the fact that Pfizer is making such a proposal or the terms thereof would not reasonably be expected to require Homology to make any public disclosure with respect to such proposal. Pfizer represents and warrants that, as of the Execution Date, neither Pfizer nor any of its Affiliates owns, of record or beneficially, any voting securities of Homology, or any securities convertible into or exercisable for any voting securities of Homology.

5.3    None of (i) the ownership or purchase by Pfizer, an employee benefit plan or trust of Pfizer, or any Pfizer Affiliates in any diversified index, mutual or pension fund or similar entity managed by an independent advisor, which fund in-turn holds, directly or indirectly, securities of Homology, (ii) the acquisition of the equity securities of an entity that owns Homology securities prior to such acquisition so long as such acquisition is not consummated for the purpose of circumventing this Section 5, (iii) the acquisition of securities of Homology by an entity acquired by Pfizer or its Affiliate after the date hereof pursuant to the terms of an agreement requiring (but only to the extent requiring) such entity to acquire such securities, which agreement was in effect on the date Pfizer or its Affiliate entered into an agreement to acquire such entity so long as such acquisition is consummated for purposes other than circumventing this Section 5, (iv) the acquisition of assets or securities of Homology or any of its Affiliates, as debtor, that are acquired in a transaction subject to the approval of the United States Bankruptcy Court pursuant to proceedings under the United States Bankruptcy Code, or (v) transfers or resales of the Shares by Pfizer to any other person in compliance with Section 6, will be deemed to be a breach of Pfizer’s standstill obligations under this Section 5.

5.4    Homology agrees that it will not assert that this Agreement or any other agreement between Homology and Pfizer restricts any of the actions contemplated by Section 5.1 after the expiration or termination of the Standstill Period.

Section 6.	TRANSFER, RESALE, LEGENDS, REGISTRATION RIGHTS.

6.1    Transfer or Resale. Pfizer understands that:

(a)    the Shares have not been and are not being registered under the Securities Act or any applicable state securities laws and, consequently, Pfizer may have to bear the risk of

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

owning the Shares for an indefinite period of time because the Shares may not be transferred unless (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; (ii) Pfizer has delivered to Homology an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144 under the Securities Act (“Rule 144”); and

(b)    any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

6.2    Lock-Up. Pfizer agrees that it will hold and will not sell any of the Shares (or otherwise make any short sale of, grant any option for the purchase of or enter into any hedging or similar transaction with the same economic effect as a sale of the Shares) until the one (1) year anniversary of the Closing Date (the “Holding Period”). Notwithstanding the foregoing, this Section 6.2 will not preclude, and Pfizer shall be permitted to transfer any portion or all of its Shares at any time under, the following circumstances:

(a)    transfers to any Affiliate, but only if the transferee agrees in writing for the benefit of Homology to be bound by the terms of this Agreement;

(b)    transfers that have been approved in writing by Homology;

(c)    if, following the Closing Date, (A) Pfizer exceeds 20% ownership of Homology’s voting securities solely as a result of an action taken by Homology and (B) as a result of clause (A), Pfizer’s auditors determine that Homology’s financial results must be consolidated with Pfizer’s in Pfizer’s financial statements pursuant to the principles of consolidation under GAAP, transfers made in order to reduce Pfizer’s ownership of Homology’s voting securities to the greater of (y) 19.99% and (z) such amount as would not require such consolidation under GAAP; and

(d)    sales of Shares by Pfizer to a third party pursuant to a bona fide tender offer made by such third party for outstanding shares of Common Stock.

6.3    Legends. Pfizer understands the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR A CERTIFICATE AND/OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCK PURCHASE AGREEMENT DATED NOVEMBER 9, 2020 BETWEEN HOMOLOGY MEDICINES, INC. AND PFIZER INC.

If such Shares may be transferred pursuant to Section 6.2, Pfizer may request that Homology remove, and Homology agrees to authorize and instruct (including by causing any required legal opinion to be provided) the removal of any legend from the Shares, if permitted by applicable securities law, within two (2) Business Days of any such request; provided, however, each party will be responsible for any fees it incurs in connection with such request and removal.

6.4    Registration Rights. If, following the Holding Period, Pfizer proposes to publicly resell any or all of the Shares pursuant to Rule 144 and Pfizer in good faith believes it will be unable to sell all of the Shares proposed to be sold by it pursuant to Rule 144 without volume or manner-of-sale restrictions, Pfizer shall notify Homology and Homology shall file as promptly as practicable a secondary only registration statement on Form S-3 (or any successor form to Form S-3) promulgated under the Securities Act (which, if Homology is then a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act), shall be filed pursuant to General Instruction I.D of Form S-3 (an “Automatic Shelf Registration Statement”)), registering the resale of such Shares (the “Registrable Securities”) (or, in the event that (i) Form S-3 is not available for the registration of the resale of the Registrable Securities, another appropriate form reasonably acceptable to Pfizer or (ii) if available, include the Registrable Securities in a Prospectus Supplement under an already effective registration statement of Homology) by Pfizer (the “Registration Statement”). Homology shall use commercially reasonable efforts (a) if the Registration Statement is not an Automatic Shelf Registration Statement, to cause the Registration Statement to become effective as promptly as practicable; (b) to cause the Registration Statement to remain effective until the earlier of (i) the date on which Pfizer has disposed of all of the Registrable Securities and (ii) Rule 144 is available for the disposition of all Registrable Securities without volume or manner-of-sale restrictions; (c) to undertake any additional actions reasonably necessary to maintain the availability of, and to facilitate the disposition by Pfizer of the Registrable Securities pursuant to, the Registration Statement; and (d) to obtain any required consent under any agreement to which Homology is a party related to the filing of the Registration Statement. Pfizer agrees to cooperate with Homology as reasonably requested by Homology in connection with the preparation and filing of the Registration Statement, including furnishing to Homology such information regarding itself, the shares of Common Stock held by it and the intended method of disposition of the Registrable Securities as shall be reasonably required to effect the registration of such Registrable Securities. Homology shall bear all expenses incurred in connection with the performance of its obligations under this Section 6.4; provided, however, that Homology shall have no obligation to pay for any commissions or transfer taxes of Pfizer. Homology’s obligations under this Section 6.4 shall also apply to any shares in the capital of Homology issued or issuable with respect to the Registrable Securities as a result of any share split, share dividend, recapitalization, exchange or similar event.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Section 7.	CONDITIONS TO CLOSING.

7.1    Conditions to Obligations of Homology. Homology’s obligation to complete the purchase and sale of the Shares and deliver the Shares to Pfizer is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:

(a)    Receipt of Funds. Homology will have received immediately available funds in the full amount of the Purchase Price for the Shares being purchased hereunder.

(b)    Representations and Warranties. The representations and warranties made by Pfizer in Section 4 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.

(c)    Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by Pfizer on or prior to the Closing Date shall have been performed or complied with in all material respects.

(d)    Absence of Litigation. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(e)    No Governmental Prohibition. The sale of the Shares by Homology and the purchase of the Shares by Pfizer will not be prohibited by any applicable law or Order or regulation.

(f)    Closing Deliverables. All closing deliverables as required under Section 1.3(b) shall have been delivered by Pfizer to Homology.

7.2    Conditions to Pfizer’s Obligations at the Closing. Pfizer’s obligation to complete the purchase and sale of the Shares is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:

(a)    Representations and Warranties. The representations and warranties made by Homology in Section 3 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.

(b)    Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by Homology on or prior to the Closing Date shall have been performed or complied with in all material respects.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

(c)    Transfer Agent Instructions. Homology will have delivered to its transfer agent irrevocable written instructions to issue the Shares to Pfizer in a form and substance acceptable to such transfer agent.

(d)    Nasdaq Qualification. The Shares will be duly authorized for listing by Nasdaq, subject to official notice of issuance.

(e)    Absence of Litigation. No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(f)    No Governmental Prohibition. The sale of the Shares by Homology, and the purchase of the Shares by Pfizer will not be prohibited by any applicable law or Order or regulation.

(g)    Closing Deliverables. All closing deliverables as required under Section 1.3(b) shall have been delivered by Homology to Pfizer.

Section 8.	OTHER AGREEMENTS OF THE PARTIES.

8.1    Securities Laws Disclosure; Publicity. Homology shall (a) concurrently with the execution of this Agreement, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including this Agreement as an exhibit thereto, with the SEC within the time required by the Exchange Act, in each case in the form mutually agreed to by Homology and Pfizer. Homology and Pfizer shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither Homology nor Pfizer shall issue any such press release nor otherwise make any such public statement without the prior consent of the other party, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.

8.2    Market Listing. Homology shall use commercially reasonable efforts to (a) maintain the listing and trading of the Common Stock on Nasdaq and (b) effect the listing of the Shares on Nasdaq.

8.3    Integration. Homology shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the offer or sale of the Shares to be issued to Pfizer hereunder resulting in the need to obtain stockholder approval of the issuance of Shares to Pfizer hereunder pursuant to the rules and regulations of any of the following markets or exchanges on which the shares of Common Stock is listed or quoted for trading on the date in question: the Pink OTC Markets, the OTC Bulletin Board, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American or the New York Stock Exchange.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Section 9.	GOVERNING LAW; MISCELLANEOUS.

9.1    Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

9.2    Counterparts; Electronic Signatures. This Agreement may be executed in two counterparts, both of which are considered one and the same agreement and will become effective when the counterparts have been signed by each party and delivered to the other party hereto. This Agreement, once executed by a party, may be delivered to the other party hereto by electronic PDF of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

9.3    Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

9.4    Severability. If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

9.5    Entire Agreement; Amendments. This Agreement (including any schedules and exhibits hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by each party. Any amendment or waiver effected in accordance with this Section 9.5 will be binding upon Pfizer and Homology.

9.6    Notices. All notices required or permitted hereunder will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email if sent during normal business hours of the recipient, if not, then on the next Business Day, or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The addresses for such communications are:

If to Homology, addressed to:	Homology Medicines, Inc.
One Patriots Park
Bedford, Massachusetts 01730
Attention: General Counsel
Email: palloway@homologymedicines.com

with a copy to:	Ropes & Gray LLP

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

800 Boylston Street
Prudential Tower
Boston, Massachusetts 02199
Attention: Marc Rubenstein
Email: Marc.Rubenstein@ropesgray.com

If to Pfizer, addressed to:	Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention: Senior Vice President, Worldwide Business Development
Email: deborah.baron@pfizer.com

with a copy (which will not constitute notice) to each of the following:

Pfizer Inc. 235 East 42nd Street
New York, NY 10017
Attention: Andrew J. Muratore
Email: andrew.j.muratore@pfizer.com

and

Arnold & Porter Kaye Scholer LLP 250 West 55th Street
New York, NY 10019-9710
Attn: Lowell Dashefsky
Email: lowell.dashefsky@arnoldporter.com

9.7    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. Homology will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Pfizer, and Pfizer will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Homology; provided, however, that Pfizer may assign this Agreement together with all of the Shares it then owns (subject to Section 5 and Section 6) to any wholly-owned subsidiary and any such assignee may assign the Agreement together with all of the Shares it then owns (subject to Section 5 and Section 6) to Pfizer or any other subsidiary wholly-owned by Pfizer, in any such case, without such consent provided that the assignee agrees to assume Pfizer’s obligations under Section 5 and Section 6 of this Agreement

9.8    Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

9.9    Further Assurances; Survival. Each party will do and perform, or cause to be

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. The provisions of this Agreement will survive termination.

9.10    No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against a party.

9.11    Equitable Relief. Homology recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Pfizer. Homology therefore agrees that Pfizer is entitled to seek temporary and permanent injunctive relief or specific performance in any such case. Pfizer also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Homology. Pfizer therefore agrees that Homology is entitled to seek temporary and permanent injunctive relief or specific performance in any such case.

9.12    Expenses. Homology and Pfizer are each liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses. Homology shall pay any and all transfer, stamp, issuance and similar Taxes, costs and expenses (including, without limitation, fees and expenses of the transfer agent) that may be payable with respect to the delivery of the Shares to Pfizer.

[Remainder of page intentionally left blank.]

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

IN WITNESS WHEREOF, Pfizer and Homology have caused this Agreement to be duly executed as of the date first above written.

PFIZER INC.

By: /s/ Deborah Baron
Name:	Deborah Baron
Title:	VP Worldwide Business Development

HOMOLOGY MEDICINES, INC.

By: /s/ Arthur O. Tzianabos, Ph.D.
Name: Arthur O. Tzianabos, Ph.D.
Title: President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

APPENDIX 1

DEFINED TERMS

“Action” shall mean any action, cause or action, suit, prosecution, notice of violation, inquiry, investigation, litigation, arbitration, hearing, Order, claim, complaint or other proceeding (whether civil, criminal, administrative, investigative or informal) by or before any Governmental Authority or arbitrator.

“Affiliate” means with respect to any Person, any Person controlling, controlled by or under common control with such first Person. For purposes of this definition, “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such laws; provided that such ownership interest provides actual control over such Person), (b) status as a general partner in any partnership or (c) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of Homology.

“Business Day” means any day other than a Saturday or a Sunday on which the banks in New York, New York are open for business.

“Change of Control” means, with respect to a party, any of the following events occurring after the Closing Date: (a) any “person” or “group” (as such terms are defined below) (i) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such party representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such party or (ii) has the power, directly or indirectly, to elect a majority of the members of the party’s board of directors, or similar governing body; (b) such party consummates a merger, consolidation or similar transaction with another person (whether or not such party is the surviving entity), and as a result of such merger, consolidation or similar transaction (i) the members of the board of directors of such party immediately prior to such transaction constitute less than a majority of the members of the board of directors of such party or such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person or the ultimate parent entity of such surviving Person in substantially the same proportions as their ownership of Voting Stock of such party immediately prior to such transaction; (c) such party sells or transfers to any third party, in one (1) or more related transactions, properties or assets representing all or substantially all of such party’s consolidated total assets; or (d) the holders of capital stock of such party approve a plan or proposal for the liquidation or dissolution of such party. For the purpose

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

of this definition of Change of Control: (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the Exchange Act and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the exchange Act; (b) a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and (c) the terms “beneficially owned” and “beneficially own” will have meanings correlative to that of “beneficial owner.”

“Closing Date” means the date on which the Closing actually occurs.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended

“Common Stock” means shares of Homology’s common stock, par value $0.0001 per share.

“Consent” shall mean any, internal or external, approval, authorization, consent, license, franchise, Order, registration, notification, permit, certification, clearance, waiver or other confirmation of or by a Governmental Authority, other Person or company body.

“Contract” shall mean, with respect to any Person, any written agreement, contract, commitment, indenture, note, bond, loan, license, sublicense, lease, sublease, undertaking, statement of work or other arrangement to which such Person is a party or by which any of its properties or assets are subject.

“Environmental Law” shall mean all national, supra-national, federal, state, local and foreign Laws concerning public health and safety, worker health and safety, pollution or protection of the environment; including without limitation all those relating to the generation, handling, transportation, treatment, storage, disposal, release, exposure to or cleanup of hazardous materials, substances or wastes, including petroleum, asbestos, polychlorinated biphenyls, asbestos, noise or radiation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Fundamental Change Event” means the occurrence of any of the following:

(i) a Change of Control with respect to Homology, or Homology’s entry into a definitive written agreement providing for a Change of Control of Homology;

(ii) any “person” or “group” (as such terms are defined in the definition of “Change of Control” set forth above) (1) commences a tender or exchange offer that, if consummated, would make such person or group (or any of its or their Affiliates) the beneficial owner (as defined in the definition of “Change of Control” set forth above) of fifty percent (50%) or more of the total voting power of all outstanding classes of Homology’s Voting Stock, or any rights or options to acquire such ownership, including from a third party, and the Board recommends in favor of such offer or fails to recommend that Homology’s stockholders reject such offer within ten business days after its commencement; or (2) commences a solicitation of proxies or consents with respect to any of

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Homology’s equity securities that, if successful, would have the effect of electing to the Board a majority of directors who are not directors as of the date of this Agreement;

(iii) Homology waives any standstill or similar provision in any other agreement between Homology and a third party for the explicit purpose of allowing the third party to pursue or engage in any transaction of the type described in clause (i) or (ii) above;

(iv) Homology publicly announces the commencement of a formal process to solicit proposals for a potential business combination transaction.

“GAAP” means generally accepted accounting principles in the United States of America as consistently applied by Homology.

“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

“HMI-102” means Homology’s PAH gene transfer product being developed on the Closing Date for the treatment of PKU in adults known as “HMI-102” that, as of the Closing Date, is the subject of the ongoing pheNIX Clinical Study.

“HMI-103” means Homology’s PAH gene editing product being developed on the Execution Date for the treatment of PKU known as “HMI-103” and/or in the form described in the first IND to be filed by Homology with respect to such product.

“Homology Products” means (a) HMI-102 and (b) HMI-103.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, Orders, injunctions and ordinances of any Governmental Authority.

“Leased Real Property” shall mean all leasehold or subleasehold estates and all other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Homology or any of its Subsidiaries pursuant to any Lease.

“Leases” shall mean all leases, subleases, licenses, concessions and other Contracts pursuant to which Homology or any of its Subsidiaries holds any Leased Real Property as tenant, sublessee, licensee or concessionaire (including the rights to all security deposits and other amounts and instruments deposited by or on behalf of Homology or and of its Subsidiaries thereunder) and all material amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” means any change, effect or circumstance, individually or in the

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

aggregate, that could reasonably be expected to (a) be materially adverse to the business, operations, assets or financial condition of Homology or Pfizer, as the case may be, taken as a whole, (b) materially impair the ability of Homology or Pfizer to perform its obligations pursuant to the transactions contemplated by this Agreement, or (c) materially adversely effect the legality, validity or enforceability of this Agreement.

“Material Contract” shall mean any Contract entered into by Homology or any of its Subsidiaries that is required under the Exchange Act to be filed as an exhibit to an SEC Document pursuant to Item 601(b)(10) of Regulation S-K

“Nasdaq” means The Nasdaq Global Select Market.

“Order” shall mean any assessment, award, decision, injunction, judgment, order, ruling, verdict or writ entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

“pheNIX Clinical Study” means the clinical study for HMI-102 being conducted by Homology as of the Execution Date known as the pheNIX study (ClinicalTrials.gov Identifier: NCT03952156).

“Preferred Stock” means shares of Homology’s preferred stock, par value $0.0001 per share.

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Tax” or “Taxes” shall mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXHIBIT A

AMENDED AND RESTATED CONFIDENTIAL DISCLOSURE AGREEMENT

[See attached.]

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.